Exhibit 99.1

Transocean Ltd.
Investor Relations and Communications Dept.

Analyst Contact:	Gregory S. Panagos	DRAFT News Release

+1 713-232-7551

Media Contact:	Guy A. Cantwell	FOR RELEASE: January 17, 2011

+1 713-232-7647

Transocean Announces Nick Deeming to

Become Senior Vice President, General Counsel

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced it has appointed Nick Deeming as Senior Vice President, General Counsel and Assistant Corporate Secretary of the Company effective at his start of employment, which is expected to begin on February 7, 2011. Eric B. Brown, currently in that role, will transition to the Company’s Houston office, primarily leading the Company’s Macondo litigation efforts.

Mr. Deeming most recently served as Group General Counsel and Company Secretary of Christie’s, the world’s leading art business, from 2007 to 2011. Prior to Christie’s, from 2001 to 2007, Mr. Deeming served as the Chief Legal Officer of Linde Group AG (formerly UK FTSE 100, BOC Group Plc), a global industrial and medical gases company. Prior to that, from 1999 to 2001, he served as the Chief Legal Officer of Sema Group Plc, the Anglo-French IT services global business; from 1990 to 1998, the Group Legal Director of PPP Healthcare Group PLC; from 1986 to 1990, the Group Legal Director of the financial services group Target Group Plc and from 1983 to 1986, the Head of Legal Services of Burmah Oil Exploration.

About Transocean

Transocean is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 139 mobile offshore drilling units as well as two ultra-deepwater newbuild drillships and a high-specification jackup under construction, Transocean’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Transocean owns or operates a contract drilling fleet of 46 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 25 Midwater Floaters, 10 High-Specification Jackups, 55 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

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